U.S. SMALL BUSINESS ADMINISTRATION

                LOAN GUARANTY AGREEMENT (DEFERRED PARTICIPATION)

      AGREEMENT, made the 27th day of March, 1997, by and between Business Loan Center, Inc., 919 Third Avenue, New York, NY 10022 and Small Business Administration (SBA), an agency of the United States Government.

      WHEREAS, the parties intend for Lender to make and SBA to guarantee loans to small business concerns pursuant to the Small Business Act, as amended, and Title V of the Small Business Investment Act, as amended:

      NOW, THEREFORE, the parties agree as follows:

      1. Application for Guaranty. This agreement shall cover only loans duly approved hereafter for guaranty by Lender and SBA subject to SBA's Rules and Regulations as promulgated from time to time. Any loan approved by Lender contingent upon SBA's guaranty under this agreement shall be referred to SBA for authorization upon the separate application* of Lender and the loan applicant.

      2. Approval of Guaranty. SBA shall either approve in a formal loan authorization or decline the guaranty by written notice to the Lender. Prior to full disbursement of the loan, any change the terms or conditions stated in the loan authorization shall be subject to prior written agreement between SBA and Lender.

      3. Closing and Disbursement of Loans. Lender shall close and disburse each loan in accordance with the terms and conditions of the approved loan authorization. Lender shall cause to be executed a note* and all additional instruments and take such other actions which shall, consistent with prudent closing practices, be required to order fully to protect or preserve the interests of Lender and SBA in the loan. Immediately after the first disbursement of each loan, Lender shall furnish SBA with a copy of the executed note, settlement sheet* and the compensation agreement* and guarantee fee mentioned in paragraph 5 hereof. Immediately following any subsequent disbursements, Lender shall furnish SBA with an executed settlement sheet*. SBA shall be entitled at any time, after written notice to examine and obtain copies of all notes, security agreements, instruments of hypothecation, all other agreements and documents (herein collectively called "Loan Instruments"), and the loan repayment records held by Lender which relate to loans made pursuant to this agreement.

      4. Report of Status. Lender shall complete and forward to SBA a written, quarterly status report.* This report shall be due within 20 days after the end of the reporting period specified in the report. SBA shall not be obligated to purchase the guaranteed percentage of the outstanding balance of the loan if SBA determines that Lender's failure to provide timely and accurate status information caused any substantial harm to the Government. this information collection requirement has been approved under OMB Number 3245-0095.

      5. Guaranty Fee. Lender shall pay SBA a one-time guaranty fee amounting to one percent of the total amount guaranteed by SBA. The guaranty fee shall be paid within 90 days of the date of the loan approval stated int eh loan authorization. If this fee is not paid within this time period, SBA will send the Lender a written notice which will state that the guaranty on this loan will be terminated if SBA does not receive the fee within the time specified in the written notice. The guaranty on this loan may be reinstated by SBA at its sole discretion pursuant to notice published by SBA in the Federal Register. There will be no rebate of the guaranty fee at any time unless the Lender has not made any disbursement of the guaranteed loan and requests a return of the fee together with cancellation of the loan authorization. Acceptance of the guaranty fee by SBA shall not constitute any waiver by SBA of any negligence or other misfeasance on the part of the Lender.

      6. Administration of Loans. Lender shall hold the Loan Instruments and shall receive all payments of principal and interest until transfer of the note to SBA. Holder of the note (Lender or SBA) shall not, without prior written consent of the other: (a) make or consent to any substantial alteration in the terms of any Loan Instrument ("Substantial" includes but is not limited to, increases in principal amount or interest rate or any action that benefits or confers a preference on the holder); (b) make or consent to releases of collateral having a cumulative value, as reasonably determined by the holder of the note, which is more than 20 percent of the original loan amount; (c) accelerate the maturity of any note; (d) sue upon any Loan Instrument; or (e) waive any claim against any borrower, guarantor, obligor or standby creditor arising out of any Loan Instrument. All servicing actions shall be the responsibility of the holder who shall follow accepted standards of loan servicing employed by prudent lenders generally, except that borrowers compliance with SBA's non-discrimination regulations (13 C.F.R., Part 113) shall be subject to action solely by SBA.

      7. Purchase by SBA. Lender may demand in writing that SBA purchase the guaranteed percentage of the outstanding balance of the loan if default by a borrower continues uncured for more than 60 days (or less, if SBA agrees) in making payment, when due, of any installment of principal or interest on any note. By making written demand that SBA purchase the guaranteed portion of a loan, Lender shall be deemed thereby to certify that the loan has been disbursed and serviced in compliance with this agreement and that this agreement remains in full force and effect with respect to the loan. Within 30 days after receipt of Lender's demand, together with a certified transcript of the loan account, and the assignment of the Loan Instruments, without recourse, SBA will pay to Lender the guaranteed percentage of the balance of the loan plus accrued interest. SBA will pay to Lender the guaranteed percentage of the balance of the loan plus accrued interest at the note rate, after adjustment for other charges, as appropriate: SBA will issue to Lender a certificate of interest* evidencing the percentage of loan retained by the Lender. If SBA consents that Lender may continue administration of the loan after SBA purchases the guaranteed percentage, Lender shall deliver to SBA at the time of purchase conformed copies of any of the Loan Instruments not previously furnished SBA and issue to SBA a certificate of interest* evidencing SBA's percentage of the loan. Purchase by SBA shall not waive any right of SBA arising from Lender's negligence, misconduct, or violation of any provision of this agreement.

      8. Fees or Commissions. Lender shall not require certificates or deposit or compensation balances and shall not directly or indirectly charge or receive any bonus, fee, commission or other payment or benefit in connection with making or servicing any loan, except reimbursement for charges or expenses incurred or compensation for actual services rendered.

      9. Sharing of Repayment Proceeds and Collateral. Lender shall not acquire any preferential security, surety or insurance to protect its unguaranteed interest in a loan. All repayments, security or guaranty of any nature, including without limitation rights of set off and counterclaim, which Lender or SBA jointly or severally may at any time recover from any source whatsoever or have the right to recover on any guaranteed loan, shall repay and secure the interest of Lender and SBA in the same proportion as such interest bears respectively to the unpaid balance of the loan. Lender shall notify SBA of any loan or advance by Lender to a borrower subsequent to a guaranteed loan, and if, in SBA's option, circumstances require, and any borrower's consent required is first obtained, enter into a written agreement with SBA providing for the application of collateral for proceeds realized therefrom to the respective loans in a manner satisfactory to the parties hereto.

      10. Payment of Expenses. All ordinary expense of making, servicing, and liquidating a guaranteed loan shall be paid by, or be recoverable from the borrower. All reasonable expenses incurred by Lender or SBA which are not recoverable from the borrower shall be shared ratably by Lender and SBA in accordance with their respective interests in any such loan.

      11. SBA Purchase Privilege. Notwithstanding any provision of any agreement between SBA and Lender, SBA has the absolute right at any time to purchase its guaranteed percentage of any loan in the interest of the Government or the borrower. Within 15 days of the Lender's receipt of SBA's written demand to purchase the guaranteed percentage, Lender shall deliver to SBA a certified transcript of the loan account showing date and amount of each advance or disbursement and repayment and shall assign and deliver to SBA the Loan Instruments pursuant to paragraph 7 above. Upon receipt of these documents, SBA shall pay Lender the guaranteed portion of the amount then owing on the loan pursuant to paragraph 7 above.

      12. Assignment of Interest in Loan. A. Either party may assign, in whole or part, its rights or obligations under this agreement on any guaranteed loan with the prior written consent of the other party including transfers pursuant to Secondary Participation Agreements (13 C.F.R. Part 12 Section 120.5(a)(3)).
B. Nothing in this agreement prohibits, upon written notice to SBA, assignment by the Lender (or holder of the Note) to other banking institutions provided (1) the Lender retains an unguaranteed interest of not less an 10 percent of the outstanding principal amount of the loan, (2) SBA may continue to deal solely with the Lender as to the entire loan and (3) assignee shall have no greater rights than assignor, C. Nothing in this agreement prohibits Lender, without notice to SBA from using any guaranteed loan as security for (1) Treasury Tax and Loan Accounts (Treasury Department Circular 92), (2) the deposit of public funds, (3) uninvested trust funds, or (4) discount borrowings at the Federal Reserve Bank, provided (a) Lender has not sold or otherwise assigned any part of the guaranteed loan, and (b) Lender retains full authority to perform its responsibilities under this agreement.

      13. Termination.

            a. Either party may terminate this agreement upon not less than 10 days written notice by certified mail to the other party. Termination shall not affect the guaranty of any loan previously authorized by SBA. This subparagraph is not applicable where this agreement applies only to one designated borrower.

            b. Lender may terminate the guaranty as to any unassigned loan guaranteed hereunder at any time prior to purchase by SBA upon notice to SBA. The guaranty of any loan shall be terminated if demand for SBA to purchase or a request to extend the maturity is not received by SBA within one year after the maturity of the note.

      This agreement shall inure to the benefit of, and be binding upon the parties, their successor and assigns.

      IN WITNESS WHEREOF, Lender and SBA have caused this agreement to be duly executed the date first above written.

(SEAL)
                                          Business Loan Center, Inc.
                                                NAME OF LENDER
ATTEST:


/s/ Gina Chilewitz                        By: /s/ Robert F. Tannenhauser
                                                      TITLE
                                              Robert F. Tannenhauser, President

                                          SMALL BUSINESS ADMINISTRATION

                                          By: /s/ Jane Palsgrove Butler
                                                      TITLE
                                          Jane Palsgrove Butler, Acting
                                          Associate Administrator for
                                          Financial Assistance

        (Lender shall execute and submit two copies to SBA field office.)

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*Form to be furnished by SBA.

SBA 750(10-83)